Exhibit 99.1

Grace News
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Grace Responds to Revised Unsolicited Proposal from 40 North

COLUMBIA, Md., JANUARY 15, 2021 - W. R. Grace & Co. (NYSE: GRA) today announced that it has sent a letter to 40 North Management LLC (“40 North”) in response to 40 North’s January 11, 2021 revised unsolicited proposal to acquire Grace for $65 per share in cash.
Following is the full text of the letter that was sent on January 15, 2021:
January 15, 2021
David Winter and David Millstone
40 North Management LLC
9 West 57th Street, 47th Fl.
New York, NY 10019
David and David –
I am writing on behalf of the Grace Board of Directors in response to your letter and revised proposal of January 11, 2021.
Our Board of Directors has met and discussed your revised proposal. We are willing to discuss a sale of Grace to 40 North in the context of our ongoing review of strategic alternatives. Any transaction would need to be at a price level that reflects the full value of Grace for its shareholders.
Grace’s opportunities for continued growth and value creation are strong, particularly as our end markets recover from the disproportionate displacement resulting from the COVID-19 pandemic. As we disclosed when we announced our third quarter 2020 results, we have experienced a rapid recovery from the pandemic and expect fourth quarter 2020 sales and gross margin to approach pre-pandemic levels, with adjusted free cash flow nearing 2019 levels as well. Based on our recent growth investments and operating plan, we are confident in our robust opportunities for continued growth and high profitability. Grace is well positioned to emerge from this crisis even more successful than before.
Grace’s market-leading positions, advanced technologies, value-selling capabilities, and capital allocation discipline underpin our confidence in the Company’s ability to generate substantial value as a standalone company or in a business combination.
As a next step, we would be willing to share with you, under customary and appropriate confidentiality arrangements, information that would support a full valuation of Grace. We are prepared to move quickly to provide you with a draft confidentiality agreement, if you are interested.
Sincerely,
/s/ Hudson La Force
Hudson La Force
President and Chief Executive Officer

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Goldman Sachs & Co. LLC and Moelis & Company LLC are serving as financial advisors and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Grace.

About Grace
Built on talent, technology, and trust, Grace is a leading global specialty chemical company. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,000 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.

Forward-Looking Statements

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements regarding future: financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace’s business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives; succession planning; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause forward-looking statements to prove incorrect. Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy, and transportation; the effectiveness of Grace’s research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace’s pension obligations; legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace; its legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers’ industries, including the petroleum refining, petrochemicals, and plastics industries, and shifting consumer preferences; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Grace’s reported results should not be considered as an indication of its future performance. Readers are cautioned not to place undue reliance on Grace’s projections and other forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revisions to any projections or other forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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